Exhibit 10.16

EXECUTION VERSION

UNITHOLDERS AGREEMENT

by and between

SCHILLING ROBOTICS, INC.,

TYLER SHILLING

and

FMC TECHNOLOGIES, INC.

Dated as of

December 26, 2008

UNITHOLDERS AGREEMENT

THIS UNITHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of December 26, 2008 by and among Schilling Robotics, Inc., a Delaware corporation (“Schilling Inc.”), Tyler Schilling, an individual (“Schilling”), and FMC Technologies, Inc., a Delaware corporation (“FMC”). Each of Schilling Inc., Schilling and FMC are referred to herein as a “Party” and collectively as the “Parties” and each of Schilling Inc. and Schilling are referred to herein as a “Schilling Party” and collectively as the “Schilling Parties.”

R E C I T A L S

WHEREAS, Schilling Robotics, LLC, a Delaware limited liability company (the “Company”), FMC, Schilling and Schilling Inc. have entered into a Securities Purchase Agreement dated December 24, 2008 (the “Purchase Agreement”);

WHEREAS, the Schilling Parties own, directly and indirectly, 100% of the issued and outstanding Units;

WHEREAS, after giving effect to the transactions contemplated by the Purchase Agreement, at the Closing (as defined in the Purchase Agreement), FMC will own, beneficially and of record, 45% of the issued and outstanding Units and the Schilling Parties will own, beneficially and of record, 55% of the issued and outstanding Units; and

WHEREAS, the obligations of Schilling Inc., Schilling, FMC and the Company under the Purchase Agreement are conditioned on each of the Parties executing and delivering this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Defined Terms. Capitalized terms undefined in the text of this Agreement shall have the following meanings:

“Accredited” means a Person who meets the qualifications of an “accredited investor” set forth in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

“Affiliate” means, with respect to a Person, another Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Board” means the Board of Directors, Board of Managers or other governing body of the Company.

“Bring-Along Right Closing” means a closing of the sale of the FMC Interest pursuant to the Bring-Along Right.

“Business Day” means any day other than a Saturday, Sunday, or a holiday on which commercial banks in the States of California or Texas are authorized by applicable law to close.

“Common Stock” means the common stock of FMC (or any Purchasing Entity, if applicable) or any other type of common equity security of FMC (or any Purchasing Entity, if applicable) entitled to vote for the election of directors generally.

“Company IPO” means the first underwritten sale of securities to the public by a corporation formed on conversion of the Company to a corporation under the terms of the Operating Agreement pursuant to a registration statement filed in accordance with the Securities Act, in which the gross proceeds to the Company (prior to underwriters’ commissions and expenses) shall be equal to or exceed $50,000,000.

“EBITDA” means, as to a particular Person and with respect to any applicable period, consolidated net income from continuing operations for such period calculated in accordance with GAAP, prior to the effect of income taxes, interest expense, interest income, depreciation, amortization, compensation expense related to the issuance of equity instruments (stock appreciation rights, options or similar instruments), gains or losses on disposal of assets or other extraordinary or non-recurring items recorded on the financial statements of such Person for each of the four most recently completed fiscal quarters immediately preceding the date of determination.

“Fair Market Value” means, with respect to a share of any security (including a share of Common Stock), (i) if such share is listed on the New York Stock Exchange (the “NYSE”) or, if the NYSE is not the primary national securities exchange or inter-dealer quotation system with respect to such security, another national securities exchange or quoted in an inter-dealer quotation system (or any foreign equivalent exchange or quotation system), as of the date of determination, the closing price of such share as listed or reported by the NYSE or the other primary national securities exchange or inter-dealer quotation system with respect to such security, as the case may be, or (ii) if such share is not so listed on a national securities exchange or quoted in an inter-dealer quotation system as of the date of determination, the value of a share of such security calculated by an independent investment banking firm of international repute (agreed to by the Parties) in accordance with a methodology to be agreed by the Parties, but which shall be a methodology customarily adopted in the valuation of securities of similarly situated businesses and pursuant to commonly accepted valuation principles.

“FMC Interest” means all of the issued and outstanding Units, other limited liability company membership interests of the Company, or any security convertible into or exchangeable for any of the foregoing, currently held or hereinafter acquired directly or indirectly by FMC.

“FMC Market Capitalization” means the amount equal to the average value over a period of 90 consecutive trading days immediately prior to the date of determination, calculated on a daily basis, of the product of the Fair Market Value of the Common Stock and the number of shares of Common Stock issued and outstanding.

“FMC Restatement” means a public announcement that FMC intends to restate its historical financial statements or otherwise discloses under Item 4.02 of Form 8-K that its board of directors has determined that its historical financial statements should no longer be relied upon.

“FMC Restatement Period” means that period of time commencing with the public announcement of an FMC Restatement and ending on the date that the last amendment to a Quarterly Report on Form 10-Q or Annual Report on Form 10-K required to be filed to give effect to such FMC Restatement has been filed with the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Multiple” means the multiple calculated by dividing (a) the sum of (i) the FMC Market Capitalization and (ii) the Net Debt of FMC as of the end of the most recently completed fiscal quarter by (b) the EBITDA of FMC.

“Net Debt” means, as to a particular Person, the current and long-term indebtedness of such Person and its consolidated subsidiaries (including, without limitation, any obligations for borrowed money or for the deferred purchase price of property or services and any obligations under financing or capital leases or letters of credit), net of cash and cash equivalents. The Parties agree that, for purposes of this Agreement, Net Debt may be a negative number in the event that cash and cash equivalents is greater than current and long-term indebtedness, calculated on a consolidated basis.

“Net Exercise Price” means, in the case of a Stock Election, the Exercise Price less the Cash Advance.

“Operating Agreement” means that certain Amended and Restated Operating Agreement of the Company dated as of December 26, 2008, as amended from time to time.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Right of First Offer Closing” means the closing of the transactions contemplated by the exercise of the Right of First Offer.

“Right Securities” means the issued and outstanding Units, other limited liability company membership interests of the Company, or any security convertible into or exchangeable for any of the foregoing, currently held or hereinafter acquired directly or indirectly by the Schilling Parties (including Units held directly by Schilling Robotics Newco LLC, a Delaware limited liability company and wholly owned subsidiary of Schilling Inc.).

“Schilling Counsel Fees” means any fees or expenses (to the extent such fees or expenses are not fully discharged prior to the Right Closing) associated with legal counsel or other advisors to advise Persons other than FMC in connection with the exercise of the Right and incurred by, (i) in the case of a Stock Election, Schilling Inc. and the Company or (ii) in the case of a Cash Election, the Company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Third-Party Offer Closing” means the closing of the transactions contemplated by the terms of the Third-Party Offer.

“Transaction Closing” means a closing of (i) the sale of the Right Securities pursuant to the Right Closing, (ii) the Subsidiary Merger, (iii) the Right of First Offer Closing or (iv) a sale of the FMC Interest pursuant to the Bring-Along Right or the Tag-Along Right, whichever occurs first.

“Unit” is defined in the Operating Agreement.

1.2 Accounting Terms. Accounting terms not otherwise defined herein shall have the meanings assigned to such terms under GAAP.

ARTICLE II

RIGHT TO PURCHASE SCHILLING SECURITIES

2.1 Right to Purchase Outstanding Right Securities. The Schilling Parties hereby grant to FMC the right to purchase all (but not less than all) of the outstanding Right Securities (the “Right”) at the price and during the period set forth below.

2.2 Exercise Period. FMC may deliver a Right Notice only during the period commencing on January 1, 2012 and ending on the close of business on December 31, 2013 (the “Right Period”), subject to the satisfaction of all other terms and conditions set forth herein.

2.3 Exercise of Right. FMC may exercise the Right only upon written notice (the “Right Notice”) to the Schilling Parties and the Company, in accordance with Section 6.7.

2.4 Payment Upon Exercise of Right.

2.4.1 Schilling Parties Election. Within 30 Business Days after receipt of a Right Notice under Section 2.3, the Schilling Parties shall provide FMC with their written election (the “Schilling Consideration Election”) to receive the Exercise Price (as defined below)

in cash (a “Cash Election”) or partially in cash with a majority of the Exercise Price in registered shares of Common Stock (a “Stock Election”) as set forth in Section 2.4.3 below. Notwithstanding the foregoing, in the event that the Common Stock of FMC or a Purchasing Entity is not registered under Section 12 of the Securities Exchange Act of 1934 or is not publicly traded or listed on a national securities exchange or inter-dealer quotation system (or any foreign equivalent exchange or quotation system) at the time a Right Notice is delivered, the Parties acknowledge and agree that the shares deliverable under a Stock Election would not be required to be registered under the Securities Act of 1933 and that FMC or a Purchasing Entity shall be permitted to cause shareholders of Schilling Inc. who are not Accredited to receive cash in lieu of shares of stock in connection with such Subsidiary Merger.

2.4.2 Cash Election. If the Schilling Parties make a Cash Election, FMC shall deliver to the Schilling Parties at the Right Closing (as defined below) an amount (the “Exercise Price”), in immediately available funds, calculated in accordance with the following formula:

Exercise Price = (55% x ((E x M) – ND)) - SCF

Where:	E =	the EBITDA of the Company and its subsidiaries on a consolidated basis

	M =	the Multiple

	ND =	any Net Debt of the Company as of the Right Closing

	SCF =	any Schilling Counsel Fees

Subject to Section 2.9, for purposes of calculating the Multiple, the applicable date of determination shall be the date of delivery of the Right Notice. If the Schilling Parties make a Cash Election, the Schilling Parties agree to sell, convey, assign, transfer and deliver to FMC, and FMC agrees to purchase from the Schilling Parties at the Right Closing, the Right Securities, free and clear of all debts, liabilities, obligations, taxes, security interests, liens, pledges, charges and encumbrances of every kind (collectively, “Liens”). In the event that either of the Schilling Parties are obligated as of the Right Closing to pay any amounts to FMC pursuant to Article IX of the Purchase Agreement, the Exercise Price shall be further reduced by the amount of such obligation of the Schilling Party to FMC in full satisfaction and discharge of such obligation. The Schilling Parties shall allocate the Exercise Price between them in accordance with their relative ownership of Units.

2.4.2.1 The Exercise Price shall be reduced by 20% if at any time prior to the earlier of (i) the date FMC delivers a Right Notice or (ii) December 31, 2013, (x) Schilling voluntarily resigns from his employment with the Company or (y) Schilling’s employment is terminated by the Board because (A) Schilling is absent from his duties with respect to the Company for a period exceeding 90 calendar days without approval of the Board or (B) Schilling is convicted or enters a plea of guilty or nolo contendere to either a felony or a crime of moral turpitude. Such adjustment of the Exercise Price shall be made, if applicable, regardless of whether a Cash Election or a Stock Election is made by the Schilling Parties.

2.4.2.2 If the Schilling Parties make a Stock Election and request that Schilling Inc. pay expenses (including Schilling Counsel fees) or other liabilities at or prior to the Right Closing, FMC will advance those amounts to Schilling Inc. in cash at least 5 Business Days prior to the Right Closing (the “Cash Advance”).

2.4.3 Stock Election. If the Schilling Parties make a Stock Election, FMC and the Schilling Parties will promptly take all actions as are reasonably necessary and appropriate to cause Schilling Inc. to merge with and into a subsidiary of FMC in a transaction (x) that qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1968, as amended (the “Code”) (or any successor provision), (y) in which a wholly owned subsidiary of FMC merges with and into Schilling Inc. and (z) in which the stockholders of Schilling Inc. receive, pro rata, shares of Common Stock that are registered pursuant to a registration statement on Form S-4 (or any equivalent form) that has been declared effective or is deemed effective under the rules and regulations of the Securities and Exchange Commission and applicable state securities laws and are otherwise tradeable without restriction (except as otherwise provided in Section 2.4.1) (the “Subsidiary Merger”). The aggregate number of shares of Common Stock issuable to Schilling Inc. stockholders in the Subsidiary Merger shall be equal to (i) the product of (a) the Net Exercise Price (as may be adjusted under Section 2.4.2.1 above) and (b) 0.90, divided by (ii) the average Fair Market Value of the Common Stock during the 20 trading days immediately prior to the date the Right Notice is delivered pursuant to Section 2.3 hereof. Notwithstanding anything herein to the contrary, the obligation of FMC to consummate the Subsidiary Merger shall be subject to (A) the execution and delivery of a merger agreement in form and substance reasonably satisfactory to FMC, (B) the receipt of all necessary consents and approvals from the Board and stockholders of Schilling Inc., (C) the Schilling Parties shall have used best efforts to obtain a release in form and substance reasonably satisfactory to FMC executed and delivered by each of the stockholders of Schilling Inc. releasing Schilling Inc. and its Affiliates (including FMC after giving effect to the Subsidiary Merger) from any and all liabilities and obligations such Persons may have to such stockholder and any and all claims such stockholder may have against Schilling Inc. and its Affiliates, (D) holders representing no more than 5% of the outstanding capital stock of Schilling Inc. shall have validly elected to seek appraisal of their shares in accordance with Section 262 of the Delaware General Corporation Law and (E) Schilling Inc. will have a Net Debt of $0 as of the Right Closing. If Schilling Inc. makes a Stock Election, at the closing of the Subsidiary Merger, (i) the Schilling Parties agree to take all actions necessary to cause all of the outstanding capital stock of Schilling Inc. and all of the Right Securities, to be free and clear of all Liens at the Right Closing, and (ii) Schilling will convey any Units he then owns to Schilling Inc. In the event that the conditions precedent to the completion of the Subsidiary Merger are not satisfied or waived by FMC, then the Stock Election shall be deemed to be automatically converted to a Cash Election and the Schilling Parties shall be entitled to receive the cash consideration contemplated by Section 2.4.2.

2.5 Right Closing. The closing of the transactions contemplated by the exercise of the Right (the “Right Closing”) shall take place at the offices of DLA Piper LLP (US), 400 Capitol Mall, Suite 2400, Sacramento, California (or such other place as the Schilling Parties and FMC may agree) on a Business Day no later than 60 calendar days following the delivery of the Schilling Consideration Election or, if later, the latest of (i) the 5th Business Day after the expiration or early termination of the waiting period under both the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) and any antitrust filings as may be required in any foreign jurisdiction (if either are applicable to the transactions contemplated by the exercise of the Right), (ii) the 30th Business Day after a registration statement filed under the Securities Act for the purpose of registering Common Stock issuable pursuant to the Subsidiary Merger (if applicable) is declared effective by the SEC (the “Right Closing Date”) or (iii) the 10th Business Day following the determination of the EBITDA of the Company in accordance with Section 2.8. If the Schilling Parties make a Cash Election, the Schilling Parties agree to sell, convey, assign, transfer and deliver to FMC, and FMC agrees to purchase from the Schilling Parties at the Right Closing, the Right Securities, free and clear of all Liens. The Company shall be responsible for preparing, and FMC shall have the right to review, the Company’s short-form income tax return for such year that the Right Closing occurs.

2.6 Taking of Necessary Action; Further Action. In the event the Right is exercised, each of the Parties agrees to use its commercially reasonable efforts to cause the transactions described in this Article II to occur as described herein and to take all actions as are necessary and appropriate to cause the Right Closing to occur including, but not limited to, (i) entering into customary agreements, which agreements shall contain representations, warranties and covenants (and indemnification provisions related thereto), in each case no less favorable to FMC than those contained in Articles II, VI, and IX of the Purchase Agreement, (ii) hiring counsel and other customary advisors, (iii) delivering customary certificates and documents supporting such customary agreements and (iv) furnishing appropriate information to the other Parties. If, at any time after the Right Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest FMC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the Schilling Parties agree to take, and will take, all such lawful and necessary action required to so do, so long as such action is not inconsistent with this Agreement.

2.7 Purchasing Entity. In the event that any Person acquires control of FMC (whether by merger, acquisition of securities, sale of all or substantially all of the assets of FMC or other transaction), all references herein to FMC shall be to such acquiring Person (or, in the event that FMC survives as a subsidiary of another Person, all references herein to FMC shall be to the ultimate parent of FMC) (in any such case, the “Purchasing Entity”). For the avoidance of doubt, in the event of such a transaction as described in the preceding sentence, all references herein to Common Stock, Fair Market Value, the EBITDA of FMC, FMC Market Capitalization, Multiple and Net Debt shall be calculated with respect to such Purchasing Entity as though such Purchasing Entity was FMC and, in the event of a Stock Election, the stockholders of Schilling Inc. would be entitled to receive Common Stock of such Purchasing Entity, provided, however, that in such case the Multiple used to calculate the Exercise Price shall be no less than the

Multiple as calculated on a hypothetical basis using the Fair Market Value, EBITDA of FMC, FMC Market Capitalization and Net Debt of FMC as though a Right Notice had been delivered immediately prior to the consummation of such acquisition of FMC (even if not then during the Right Period).

2.8 Determination of EBITDA; Resolution of Conflicts. Beginning no later than the first quarter of fiscal year 2011, the Company and its audit committee shall engage the Company’s outside audit firm to conduct a review of it’s interim financial statements for each of the first, second and third quarters of each fiscal year, under the standards and guidance for conducting interim reviews as set forth in Statement of Accounting Standards No. 100, Interim Financial Statements, as the same may be amended from time to time. Such quarterly reviews shall be made available to FMC upon request. In connection with the calculation of the Multiple and the Exercise Price, as the case may be, each of FMC (for purposes of calculating the Multiple) and Schilling Inc. (for purposes of calculating the Exercise Price) shall deliver promptly, but in any event within 20 calendar days after delivery of the Right Notice, to the other Party its calculation of its respective EBTIDA for purposes of such required calculations. Each such calculation shall include such additional information as is reasonably necessary to support such calculation. Each of FMC and Schilling Inc., as the case may be, shall have the right to object to the calculation of EBTIDA prepared by the other Party and such Parties agree to consult with one another to resolve any objections raised by either Party. In the event that either Party is not able to resolve any such objection, each of FMC and Schilling Inc. agree that the dispute shall be referred for determination (which determination shall be final and non-appealable and binding on the Parties) to a nationally-recognized independent public accounting firm that is not then under engagement by any of the Parties. Each of FMC and Schilling Inc. shall submit their proposed good faith calculation of the EBITDA calculation under dispute within 15 calendar days of the selection of the independent public accounting firm, and such accounting firm shall resolve the dispute through “baseball” arbitration. The Party whose calculation is not selected by the independent public accounting firm shall pay all costs and expenses incurred by each Party and the independent public accounting firm in connection with the resolution of the disputed calculation of the EBITDA.

2.9 Restatement of FMC Financial Statements. Notwithstanding anything herein to the contrary, in the event FMC delivers a Right Notice during an FMC Restatement Period or the 90 calendar days immediately following the end of the FMC Restatement Period, then the calculation of the Multiple (including the related FMC Market Capitalization, Net Debt and EBITDA of FMC) in such circumstance shall be made using as the date of determination the first trading day that is not less than seven calendar days before the commencement of the FMC Restatement Period rather than the date of delivery of the Right Notice. In the event that FMC delivers a Right Notice either before an FMC Restatement Period or after the 90th calendar day following the end of an FMC Restatement Period, then the Multiple shall be calculated in accordance with Section 2.4.2 without giving effect to this Section 2.9.

ARTICLE III

RIGHT OF FIRST OFFER

3.1 Right of First Offer. Subject to the terms and conditions specified in this Article III, the Schilling Parties hereby grant to FMC a right of first offer with respect to the sale of all of the Right Securities (the “Right of First Offer”), exercisable by FMC at any time after the expiration of the Right Period but prior to the closing of a Company IPO (the “Right of First Offer Period”).

3.2 Initial Offer, Acceptance and Closing. At any time during the Right of First Offer Period, the Schilling Parties may deliver a proposal in writing to FMC, which contains the price and all other essential terms (including, if any Third Party Sale (as defined below) is contemplated, the identity of the proposed purchaser in such Third Party Sale), offering the sale of all but not less than all of the Right Securities to FMC (the “Initial Offer”). Upon receipt of an Initial Offer, FMC may elect to purchase the Right Securities by delivering a written notice to the Schilling Parties (the “Purchase Notice”) indicating its desire to exercise its rights under Section 3.1 within 30 calendar days of its receipt of the Initial Offer (the “Acceptance”). If FMC timely delivers a Purchase Notice, the Schilling Parties and FMC shall establish a closing date (which shall be a Business Day) for the sale and purchase of the Right Securities (the “Right of First Offer Closing Date”), which Right of First Offer Closing Date shall be no later than 30 calendar days after the receipt of the Acceptance. On the Right of First Offer Closing Date, (i) the Schilling Parties shall deliver to FMC a certificate or certificates evidencing the Right Securities together with a stock transfer power executed in blank against receipt of immediately available funds in an amount equal to the purchase price set forth in the Initial Offer and (ii) FMC and the Schilling Parties shall enter into such customary agreements as are necessary to cause the Right of First Offer Closing to occur. All such agreements shall contain representations, warranties and covenants (and indemnification provisions related thereto) no less favorable to FMC than those contained in Articles II, VI and IX of the Purchase Agreement, and all Right Securities shall be delivered free and clear of any Liens.

3.3 Permitted Sale. If FMC declines the Initial Offer or does not timely deliver its Purchase Notice to the Schilling Parties, the Schilling Parties may, during a period of 120 calendar days after FMC notifies Schilling Inc. that it has declined the Initial Offer or after the end of the 30 day period that FMC may respond to the Initial Offer, as such 90-day period may be extended to obtain any necessary regulatory approvals, sell all (but not less than all) of the Right Securities to any Person (a “Third-Party Sale”) for a price equal to or greater than the price set forth in the Initial Offer, and, if any other material terms are identified in the Initial Offer, on those terms (or those terms modified in a manner which would be no less favorable to FMC). If, at the end of such period, as such period may be extended to obtain any required regulatory approvals, the Schilling Parties have not completed the sale of the Right Securities in accordance with the foregoing, the restrictions in this Article III shall remain in effect with respect to the Right Securities.

3.4 Third-Party Offer. In the event the Schilling Parties receive a bona fide written offer from a third party to purchase all but not less than all of the Right Securities for a price and/or terms that are inferior to the Initial Offer (a “Third-Party Offer”), the Schilling Parties shall be prohibited from accepting such Third-Party Offer unless they shall have first given FMC notice of such Third-Party Offer (including the identity of the Person making such Third-Party Offer), whereupon FMC shall be entitled, during the following 30 calendar days after its receipt of such Third-Party Offer to match the Third-Party Offer by offering to purchase the Right Securities from the Schilling Parties on terms that are substantially identical to those contained in the Third-Party Offer. If FMC timely matches the Third-Party Offer, the Schilling Parties shall have been deemed to have accepted such offer and, with FMC, shall establish a closing date (which shall be a Business Day) for the sale and purchase of the Right Securities (the “Third-Party Offer Closing Date”), which Third-Party Offer Closing Date shall be no later than 30 calendar days after the date of delivery of FMC’s acceptance of the Third-Party Offer, as such period may be extended to obtain any required regulatory approvals. On the Third-Party Offer Closing Date, (i) the Schilling Parties shall deliver to FMC a certificate or certificates evidencing the Right Securities together with a stock transfer power executed in blank against receipt of immediately available funds in an amount equal to the purchase price set forth in the Third-Party Offer and (ii) the Schilling Parties and FMC shall enter into such other customary agreements as are necessary to cause the Third-Party Offer Closing to occur. All such agreements shall contain representations, warranties and covenants (and indemnification provisions related thereto) no less favorable to FMC than those contained in Articles II, VI and IX of the Purchase Agreement, and all Right Securities shall be delivered free and clear of any Liens. If FMC declines or does not timely accept the Third-Party Offer, the Schilling Parties shall be entitled to complete the sale of the Right Securities on the terms of the Third-Party Offer; provided, however, if Schilling Inc. has not completed the transaction contemplated in the Third-Party Offer within 120 calendar days after FMC’s acceptance or rejection of such offer, as such period may be extended to obtain any required regulatory approvals, Schilling shall again be subject to the terms of this Section 3.4.

ARTICLE IV

BRING-ALONG AND TAG-ALONG RIGHTS

4.1 Availability of Bring-Along Right and Tag-Along Right. The Bring-Along Right and Tag-Along Right set forth in this Article IV are available only if the Schilling Parties have first complied in all respects with their obligations under Article III hereof.

4.2 Bring-Along Right.

4.2.1 Subject to Section 4.1 hereof, if, at any time after the expiration of the Right Period, but prior to the closing of a Company IPO, the Schilling Parties agree to sell all (but not less than all) of the Right Securities to any third Person that is not an Affiliate of Schilling Inc. (the “Bring-Along Purchaser”), the Schilling Parties may give written notice to FMC of its intent to exercise its rights under this Section 4.2 (the “Bring-Along Notice”). The Bring-Along Notice shall include the material terms and conditions of the sale to the Bring-Along

Purchaser, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Schilling Parties will provide such information, to the extent reasonably available to the Schilling Parties, relating to such non-cash consideration) and (iii) the proposed date of the Bring-Along Right Closing, which date shall be a Business Day and shall not be less than 20 calendar days nor more than 90 calendar days after the date the Bring-Along Notice is delivered.

4.2.2 Upon receipt of the Bring-Along Notice, FMC shall be obligated to deliver at the Bring-Along Right Closing a certificate or certificates evidencing the FMC Interest with a Unit transfer power executed in blank and shall thereby convey all of its right, title and interest in the FMC Interest, free and clear of any Liens, to the Bring-Along Purchaser. In addition, FMC shall be obligated (i) to enter into customary agreements together with the Schilling Parties relating to the transaction contemplated in the Bring-Along Notice (the “Bring-Along Transaction”), (ii) to agree to make to the Bring-Along Purchaser the same representations, warranties, covenants (other than standstill, non-compete and non-solicitation provisions and licenses or any other covenant that would require FMC to restrict or limit its or its Affiliates’ business activities in any material respect) and indemnities as the Schilling Parties agree to make in connection with the Bring-Along Transaction; provided, however, that unless agreed to by FMC, FMC will not be required to make representations and warranties or provide indemnities pursuant to any agreement entered into to effect the Bring-Along Transaction other than representations and warranties related to title and ownership of the Units owned by FMC, consents, authority, power and legal right to enter into and consummate such agreements, and, in the event an escrow is established to secure breaches of representations and warranties, FMC will participate pro-rata in such escrow based on its ownership of Units, but its obligations under such escrow shall only be for the purpose of providing a remedy for any breach of the representations and warranties and indemnification obligations of FMC.

4.2.3 The obligations of FMC pursuant to this Section 4.2 are subject to the following conditions:

4.2.3.1 FMC and the Schilling Parties shall receive the same type and amount of consideration, at the same time, on a per Unit basis, from the Bring-Along Transaction; and

4.2.3.2 any expenses incurred by FMC or the Schilling Parties in relation to the Bring-Along Transaction as well as any indemnities, holdbacks, escrows and similar items relating to the Bring-Along Transaction that are not paid or established by the Company (other than those that relate to representations or indemnities concerning FMC’s valid ownership of the FMC Interest or the Schilling Party’s valid ownership of the Right Securities free and clear of all liens, claims or encumbrances, or FMC’s or each of the Schilling Party’s authority, power and legal right to enter into and consummate the Bring-Along Transaction) shall be paid or established by FMC and the Schilling Parties in accordance with their respective ownership of the Units; provided, however, that notwithstanding anything in this Section 4.2.3.1 to the contrary, any liability relating to representations and warranties (and related indemnities) and other indemnification obligations shall not exceed the proceeds received by FMC in the Bring-Along Transaction; and provided further, however, that FMC’s obligations under any such holdback, escrow or similar item shall only apply for the purpose of providing a remedy for any breach of a representation or warranty provided by or other indemnification obligation agreed to by FMC.

4.3 Tag-Along Right.

4.3.1 Subject to Sections 4.1 and 4.2 hereof, if, at any time after the expiration of the Right Period, but prior to the closing of a Company IPO, any of the Schilling Parties receives an offer from, and agrees to sell (a “Tag-Along Transaction”) any of the Right Securities to, any third party that is not an Affiliate of Schilling Inc. (the “Tag-Along Purchaser”), such Schilling Party will provide written notice of such sale to FMC (the “Tag-Along Notice”). The Tag-Along Notice shall include the material terms and conditions of the offer from the Tag-Along Purchaser, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if such consideration consists in whole or in part of property other than cash, such Schilling Party will provide such information, to the extent reasonably available to such Schilling Party, relating to such non-cash consideration) and (iii) the proposed date of the Tag-Along Right Closing, which shall not be less than 20 Business Days after the delivery of the Tag-Along Notice.

4.3.2 FMC shall have the right (the “Tag-Along Right”), exercisable by delivery of a written notice to the Schilling Parties, at any time within 15 Business Days after receipt of the Tag Along Notice from a Schilling Party, indicating whether FMC desires to transfer any of the FMC Interest concurrently with such Schilling Party in accordance with the terms of this Section 4.3, upon the terms included in the Tag-Along Notice. Failure of FMC to provide such written notice within such 15 Business-Day period after actual receipt of notice from a Schilling Party shall constitute a forfeiture by FMC of any and all Tag-Along Rights with respect to such Tag-Along Notice. If the Tag-Along Purchaser is unwilling to purchase all of the Units requested to be included by FMC in the Tag-Along Transaction, then each Party shall reduce, on a pro rata basis, based on their respective ownership interests in the Company, the amount of such Units that each otherwise would have sold so as to permit each Party to sell the number of Units (determined after giving effect to such reduction) that the Tag-Along Purchaser is willing to purchase.

4.3.3 In connection with the Tag-Along Transaction, FMC and such Schilling Party agrees and understands that FMC shall execute and deliver the same agreements and commitments from the Tag-Along Purchaser with respect to the purchase of the FMC Interest as such Schilling Party obtains from the Tag-Along Purchaser with respect to the purchase of the Right Securities, including (i) the time of transfer, (ii) that FMC and such Schilling Party shall receive the same type and amount of consideration, at the same time, on a per Unit basis, from the Tag-Along Transaction and (iii) other terms and conditions upon which the transfer is to be made. In addition, FMC and the Schilling Parties agree that each party shall bear its own costs or expenses in relation to the Tag-Along Transaction. If the transferee refuses to purchase the FMC Interest pursuant to the exercise of the Tag-Along Right, such Schilling Party shall be prohibited from selling any Right Securities to such Tag-Along Purchaser.

4.3.4 In connection with the Tag-Along Transaction, FMC shall be obligated to agree to make to the Tag-Along Purchaser the same representations, warranties, covenants (other than standstill, non-compete and non-solicitation provisions and licenses or any other covenant that would require FMC to restrict or limit its or its Affiliates’ business activities in any material respect) and indemnities as such Schilling Party agrees to make in connection with the Tag-Along Transaction; provided, however, that unless agreed to by FMC, FMC will not be required to make representations and warranties or provide indemnities pursuant to any agreement entered into to effect the Tag-Along Transaction other than representations and warranties related to title and ownership of the Units owned by FMC, consents, authority, power and legal right to enter into and consummate such agreements, and, in the event an escrow is established to secure breaches of representations and warranties, FMC will participate pro-rata in such escrow based on its ownership of Units.

ARTICLE V

COVENANTS

5.1 Preservation of Tax-Free Status. At all times during the Right Period and following a Stock Election, FMC will use commercially reasonable efforts to cooperate with Schilling Inc. to preserve the treatment of the issuance of Common Stock to Schilling Inc. in a Merger as a tax-free reorganization in compliance with Section 368 of the Code.

5.2 Transfer of Right Securities. Each of the Schilling Parties hereby covenants and agrees, on behalf of itself and each of its affiliates, that, during the term of this Agreement it shall not complete any transfer of any Right Securities by sale, assignment, pledge, hypothecation or otherwise, (collectively, a “Transfer”) unless such Schilling Party shall have first obtained the written agreement of the transferee thereof to be bound by the terms and conditions contained herein.

5.3 Transfer of the FMC Interest. FMC hereby covenants and agrees, on behalf of itself and each of its Affiliates, that, during the term of this Agreement it shall not complete any Transfer of any securities (as permitted by and pursuant to the terms and conditions of the Operating Agreement) that constitute any part of the FMC Interest, unless FMC shall have first obtained the written agreement of the transferee thereof to be bound by the terms and conditions contained herein.

5.4 Legend. In addition to any legend required pursuant to the Purchase Agreement or any other agreement between the Parties and the Company, each certificate evidencing Right Securities or certificates for securities constituting the FMC Interest issued on or after the date hereof shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A UNITHOLDERS AGREEMENT DATED DECEMBER 26, 2008, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT, AS AMENDED FROM TIME TO TIME, SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

5.5 Termination. This Agreement shall terminate and be of no further force and effect upon the completion of a Company IPO.

ARTICLE VI

MISCELLANEOUS

6.1 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their respective successors and permitted assigns.

6.2 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties referred to herein constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof. In case of any conflict between the terms of this Agreement and the Operating Agreement, this Agreement shall govern to the extent of such conflict.

6.3 Resolution of Conflicts.

6.3.1 Except as set forth in Section 2.8, in the event of any dispute or disagreement among any of the Parties as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, after good faith negotiation by the Parties, any Party may, by written notice to the other Parties, demand arbitration of the matter, and such arbitration shall be administered by the Center for Public Resources Institute for Dispute Resolutions (“CPR”) in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes, by an arbitrator or arbitrators as selected and described in Section 6.3.2. The arbitrator(s) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including, without limitation, attorneys’ fees and costs, to the same extent as a court of competent jurisdiction, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator(s) shall be written, shall be in accordance with applicable law, including, without limitation, the United States Arbitration Act, 9 U.S.C. §1 et. seq. (the “USAA”), and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for such decision. The decision of the arbitrator(s) shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction, and the Parties shall be entitled to act in accordance with such decision.

6.3.2 For all disputes for which the aggregate disputed dollar amount is equal to or less than $3,000,000, the Parties shall agree upon a single arbitrator to oversee such dispute. If the Parties cannot agree on such arbitrator within 20 days after submitting the dispute for arbitration, then the dispute shall be managed by a single independent arbitrator to be chosen by the CPR. For all disputes for which the aggregate disputed dollar amount exceeds $3,000,000, such dispute shall be managed and ruled upon by a panel of three arbitrators. FMC, on the one hand, and the Schilling Parties, on the other hand, shall each name one of the arbitrators, and the third arbitrator shall be chosen by FMC and the Schilling Parties or, if FMC and the Schilling Parties cannot agree on such arbitrator within 20 days after submitting the dispute for arbitration, then the third arbitrator shall be an independent arbitrator selected by the CPR.

6.3.3 Any arbitration under this Section 6.3 shall be governed by the USAA and shall be held in Delaware. The non-prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, any fees and expenses of the CPR, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other Party to the arbitration.

6.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party hereto; provided, however, that FMC shall be permitted to assign its rights, interests or obligations hereunder to any Affiliate of FMC or to any other Person in connection with the sale of all or substantially all of FMC’s assets to such Person.

6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

if to Schilling Inc.:

SCHILLING ROBOTICS, INC. 201 Cousteau Place Davis, CA 95618 Attention: Philip F. Otto Facsimile No.: (530) 753-8092

with a copy to

DLA PIPER LLP (US) 400 Capitol Mall, Suite 2400 Sacramento, CA 95814 Attention: Gilles S. Attia Facsimile No.: (916) 930-3201

if to Schilling:

Tyler Schilling c/o SCHILLING ROBOTICS, INC. 201 Cousteau Place Davis, CA 95618 Facsimile No.: (530) 753-8092

if to FMC:

FMC TECHNOLOGIES, INC. 1803 Gears Road Houston, TX 77067 Attention: General Counsel Facsimile No.: (281) 591-4102
with a copy to Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77002 Attention: T. Mark Kelly Facsimile No.: (713) 615-5531

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

6.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto. No waiver by any Party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant.

6.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed, provided that this Agreement shall not then substantially deprive either party of the bargained-for performance of the other Party.

6.11 Expenses. Except as otherwise provided herein, all fees and expenses (including all legal and accounting fees and expenses and all other expenses) incurred by FMC in connection with this Agreement and the transactions contemplated hereby shall be paid by FMC, whether or not a transaction is consummated, and all reasonable transaction costs incurred by the Schilling Parties in connection with this Agreement and the transactions contemplated hereby shall be paid by the Schilling Parties.

6.12 Specific Performance. Each Party acknowledges that it would be impossible to determine the amount of damages that would result from any breach by him, her or it of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each Party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain such Party from violating any of, such provisions. In connection with any action or proceeding for injunctive relief, each Party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against him, her or it, without the necessity of posting bond or other security against it.

6.13 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Right and Right of First Offer Agreement as of the date first above written.

SCHILLING ROBOTICS, INC.

By:

Name:	Philip F. Otto

Title:	Chief Executive Officer

TYLER SCHILLING

By:

Name:	Tyler Schilling

FMC TECHNOLOGIES, INC.

By:

Name:	Jeffrey W. Carr

Title:	Vice President, General Counsel & Secretary